Exhibit 99.1

PSB Holdings, Inc.

News Release

October 8, 2015
FOR IMMEDIATE RELEASE
Contact: Thomas A. Borner, President and CEO, PSB Holdings, Inc.
Telephone: (860) 928-6501

PSB HOLDINGS, INC. ANNOUNCES DIVIDEND

PUTNAM, CT – October 8, 2015 – Thomas A. Borner, President and CEO of PSB Holdings, Inc., has announced that the Company’s Board of Directors has declared a cash dividend on the Company’s common stock of $.04 per share for the quarter ended September 30, 2015. The dividend will be payable to all stockholders of record as of October 21, 2015, and is scheduled to be paid on November 4, 2015.

"We are pleased to announce the payment of this quarterly dividend," said Mr. Borner. “These are exciting times for Putnam Bank, especially in light of the recent announcement of our proposed second-step conversion and stock offering. The payment of dividends is one way of providing a return to stockholders who have invested in our community bank. As local banks have disappeared, we will continue our brand of community banking for years to come in keeping with our tag line; “Together We Make A Difference”, as we have for the last 153 years of service to all of eastern Connecticut”.

The Company is the majority-owned subsidiary of Putnam Bancorp, MHC, a federal mutual holding company, which owns 3,729,846 of the Company's outstanding shares.

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Bank, a state chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its eight full-service offices. Putnam Bank also operates a full-service loan center in Putnam, Connecticut. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. PSB Holdings Inc.'s common stock trades on the NASDAQ Capital Market under the symbol PSBH.

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